Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN COMPLETES ACQUISITION OF FLORIDA BRANCHES

    Atlanta, Georgia (September 19, 2014) - Fidelity Southern Corporation (“Fidelity”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank"), announced the completion of the previously announced acquisition of the deposits of six branches of CenterState Bank of Florida, N.A. (“CenterState”). In connection with the acquisition, the Bank assumed approximately $174.2 million in deposits at a deposit premium of 1.5%.

Fidelity has been in Florida since 1992, and the transaction expands its presence in counties surrounding Jacksonville and Orlando. Speaking about the transaction, Fidelity’s President, Palmer Proctor, said, “We are pleased to close this transaction with CenterState and look forward to serving the needs of our newest Florida customers.”

About Fidelity Southern Corporation
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

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